Exhibit 30

                           RESTRICTED STOCK AGREEMENT


      AGREEMENT dated this 20th day of August, 1998, by and between AMP Incorporated, a Pennsylvania corporation with its principal offices located in Harrisburg, Pennsylvania ("AMP") and Robert M. Ripp, of Harrisburg, Pennsylvania ("Ripp").

      WHEREAS, Ripp has been appointed as of the date hereof to the positions of Chairman of the Board and Chief Executive Officer of AMP and, in connection with such appointment, AMP has agreed to make the grant of restricted stock on the terms set forth herein;

      WHEREAS, both AMP and Ripp desire to set forth in writing the nature of the above described grant of restricted stock and its contractual limitations.

      NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

 1.   Grant.

      1.1. AMP hereby grants to Ripp 25,000 shares of common stock of AMP, subject to the restrictions set forth under Sections 2 and 3 hereof (the "Shares"). The Shares distributed to Ripp hereunder will be issued shares reacquired on the open market by and held in the treasury of AMP. No Shares distributed pursuant to this Agreement will have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Shares include the 25,000 shares granted hereunder, as adjusted in the event of any subsequent stock dividend, dividend reinvestment, recapitalization, merger, consolidation, split-up, combination, exchange of shares or similar event.

 2.   Restrictions.

      2.1. The Shares are subject to the following restrictions:

           a.   Ripp's ownership of the Shares shall vest on the earlier of
                (i) August 1, 2006 (his normal retirement date), (ii) the date of Ripp's death or disability, (iii) the termination of Ripp's employment with AMP that is mutually agreed upon by the parties.

           b. Upon a Change of Control (as defined below), then, subject to Section 2.1.g. below, the Shares shall be cancelled and AMP agrees to thereafter pay Ripp an amount equal to the value of the Shares, calculated based on the last closing price of the AMP common stock on the New York Stock Exchange Composite Tape prior to the Change of Control. This payment shall be made on the earliest of (i) August 1, 2006, (ii) the date of Ripp's earlier death or disability, and (iii) the date of termination of Ripp's employment with AMP that is mutually agreed upon by the parties.

           c. Upon any termination of Mr. Ripp's employment not described in clauses (i), (ii) or (iii) of Section 2.1(a) hereof, which termination occurs prior to a Change of Control, the Shares shall be forfeited and promptly returned to AMP without further consideration. For purposes of this Agreement, termination of employment means the termination of employment by AMP or by a subsidiary of AMP, but not the transfer of employment from AMP to a subsidiary or vice versa, or from one subsidiary of AMP to another such subsidiary. For purposes of this subsection 2.1(c), employment shall not be considered as terminated if Ripp continues to perform services for AMP or a subsidiary thereof on either a full or part-time basis either as an independent contractor or on a consulting basis or otherwise, provided, however, that Ripp during such period does not, whether full time or part time, engage in or perform any services as an employee, independent contractor, consultant, advisor or otherwise for a business that is engaged in the manufacture, sale or other disposition of a product or products that are in competition to a product or products of AMP or its subsidiaries, partnerships or joint ventures.

           d. Except as provided hereafter, no Shares may be transferred by Ripp prior to the vesting of such shares as set forth in Subsection 2.1(a) above. "Transferred" means any change of ownership of a Share, including without limitation being sold, assigned, exchanged, gifted or granted, pledged or hypothecated.

           e. For the purpose of this Agreement, a change of control of AMP ("Change of Control") shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                (i) any Person (as defined below) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of securities of AMP (not including in the securities beneficially owned by such Person any securities acquired directly from AMP or its affiliates) representing 30% or more of either the then outstanding shares of common stock of AMP or the combined voting power of AMP's then outstanding securities; or

                (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of AMP (the "Board") and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of AMP) whose appointment or election by the Board or nomination for election by AMP's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

                (iii) there is consummated a merger or consolidation of AMP with any other corporation or the issuance of voting securities of AMP in connection with a merger or consolidation of AMP (or any direct or indirect subsidiary of AMP) pursuant to applicable stock exchange requirements, other than (A) a merger or consolidation that would result in the voting securities of AMP outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66 2/3% of the combined voting power of the voting securities of AMP, or such surviving entity or any parent thereof, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of AMP (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AMP (not including in the securities beneficially owned by such Person any securities acquired directly from AMP or its affiliates) representing 30% or more of either the then outstanding shares of common stock of AMP or the combined voting power of AMP's then outstanding securities; or
                (iv) the stockholders of AMP approve a plan of complete liquidation or dissolution of AMP or there is consummated an agreement for the sale or disposition by AMP of all or substantially all of AMP's assets, other than a sale or disposition by AMP of all or substantially all of AMP's assets to an entity, at least 70% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of AMP immediately prior to such sale.

           f. For the purpose of this Agreement, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) AMP or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of AMP or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or
                (iv) a corporation owned, directly or indirectly, by the stockholders of AMP in substantially the same proportions as their ownership of stock of AMP.

           g. If it is determined that application of the provisions of Subsection 2.1(b) of this Agreement would adversely affect AMP's ability to consummate a Change of Control transaction that is intended to be accounted for as a "pooling of interests," such provision shall not be implemented and, in lieu thereof, all of the Shares, which would otherwise have been cancelled and paid in cash in accordance with such Subsection 2.1(b), shall instead be cancelled, and unrestricted shares of common stock of AMP or the corporation or other entity effecting a Change of Control (in either case, appropriately adjusted to reflect such transaction) shall be delivered to Ripp on the earliest of
                (i) August 1, 2006, (ii) the date of Ripp's death or disability, and (iii) the date of termination of Ripp's employment with AMP that is mutually agreed upon by the parties.

 3.   Compliance with SEC Regulations.

      3.1. Separate and apart from the restrictions contained in Section 2 hereof, the Federal securities laws and the rules and regulations thereunder impose certain restrictions on the resale, reoffer or other disposition of shares of AMP common stock that are unregistered under the Securities Act and/or are held by persons who are "affiliates" of AMP, as that term is defined in Rule 405 promulgated under the Securities Act. In view of the fact that the grant of Shares under this Agreement consists of unregistered AMP common stock and, further, because Ripp is an "affiliate" of AMP, an effective registration statement must be filed under the Securities Act covering the resale or reoffer of the Shares, or he must comply with the requirements of Rule 144 under the Securities Act before he can publicly sell or reoffer the Shares, or he must otherwise rely on one of the other exemptions from registration that may be available. None of the provisions of this Agreement shall relieve Ripp of his obligations to comply with applicable Federal and state securities laws in connection with the Shares and transactions related to the Shares.

 4.   Legends.

      4.1. Each certificate evidencing the Shares shall bear three legends in the following forms:
           a. "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state. These shares may not be sold, offered for sale, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws, or an opinion of counsel and other assurances satisfactory to AMP Incorporated, prior to the transaction, that registration is not required under the Act or under the securities laws of any state."

           b. "The registered holder of the shares represented by this certificate may, at the time of issuance thereof, be deemed an affiliate of the issuer under the Securities Act of 1933, as amended."

           c. "The shares represented by this certificate are subject to, and may not be transferred except in compliance with, a Restricted Stock Agreement dated August 20, 1998 between AMP Incorporated and Robert M. Ripp. These shares are subject to forfeiture in the event of a breach of the terms and conditions of said Restricted Stock Agreement. A copy of that Agreement is available without cost from AMP Incorporated, Harrisburg, Pennsylvania."

      4.2. In order to facilitate any sale or other disposition of the Shares by Ripp to persons entitled to take the Shares free and clear of the restrictions of this Agreement, AMP agrees to promptly issue, in exchange for legended certificates for the Shares, unlegended certificates upon written request therefor from Ripp. Any such request shall contain a representation in reasonable detail that the Shares represented by such legended certificates are being transferred in conformance with the terms of this Agreement.

 5.   Tax Withholding.

      5.1. AMP may deduct from any payment to be made to Ripp any amount that Federal, state, local or foreign tax laws requires to be withheld with respect to the Shares upon the vesting of, or the lapse of restrictions on, all or any part of the Shares. As additional methods of accomplishing such withholding, Ripp may elect to have AMP withhold from the Shares, or he may surrender previously acquired shares of common stock, in a number of whole shares up to but not exceeding that number that has a then-current fair market value sufficient to cover the amount of taxes required to be withheld at such time.

 6.   Waiver of Section 83(b) Election.

      6.1. Ripp acknowledges his knowing waiver of his right under Section 83(b) of the Internal Revenue Code of 1986, as amended, to elect to have the Shares treated as taxable income for the calendar year 1998, the year in which the Shares were received by Ripp, which tax would have been based on the fair market valuation of the Shares as of the date of the grant of the Shares to Ripp.

 7.   DIVIDENDS.

      7.1. Cash dividends paid on the Shares shall, at the election of Ripp, either be paid directly to Ripp or be automatically reinvested in additional shares of AMP common stock under AMP's Enhanced Dividend Reinvestment Plan. Any such additional shares, together with any stock dividends paid on the Shares, shall not be subject to the terms, conditions and restrictions set forth in this Agreement and shall be acquired by Ripp notwithstanding that the Shares with respect to which such dividend was paid may have been forfeited under the terms of this Agreement prior to the payment date for such dividend.

 8.   Stock Power.

      8.1. Upon the request of AMP from time to time, Ripp agrees to execute and deliver to AMP one or more stock powers in such form as may be specified by the Corporate Secretary of AMP, authorizing the transfer of the Shares to AMP.

 9.   Governing Law.

      9.1. This Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.

 10.  Severability.

    10.1. In the event any one or more of the provisions, or portions thereof, contained or referenced in this Agreement shall for any reason be or be deemed to be invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the intent of the Agreement, such provision shall be stricken and the remaining provisions shall continue in full force and effect and be construed as if such provision, to the extent it is invalid, illegal or unenforceable, had never been contained herein.

 11.  Non-Waiver.

    11.1. The failure of any party to enforce the provisions hereof or to exercise the rights granted hereunder, or the Agreement of the parties to waive enforcement thereof, at any time or for any period of time shall not constitute or be construed to be a waiver of any other failure or breach of such provisions or rights, or any other provision of this Agreement, or of the right of such party thereafter to enforce each and every such provision or right, nor shall such failure or agreement be deemed to be an amendment to this Agreement. Each waiver under this Agreement shall be express and in writing.

12.  Notices.

    12.1. Any notice or demand hereunder or under statute, to be effective, must be in writing and delivered personally or sent to telegram, facsimile, express carrier or other delivery that provides a written confirmation, or by certified or registered mail, postage or other expenses prepaid, to:

 AMP at:   Corporate Secretary
           AMP Incorporated
           P.O. Box 3608
           M/S 176-48
           Harrisburg, PA   17105

 Ripp at:  Robert M. Ripp
           AMP Incorporated
           P.O. Box 3608
           M/S 176-40
           Harrisburg, PA   17105

           The above addresses may be changed at any time by giving prompt written notice as provided above.

13.  Successors.

    13.1. This Agreement shall be binding on the heirs, executors, administrators and successors of the parties hereto.

14.  Counterparts.

    14.1. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same Agreement.

 15.  Entire Agreement.

    15.1. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings either written or oral. This Agreement may be modified or amended only by an instrument in writing duly executed by Ripp and an authorized representative of AMP.



 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

 AMP INCORPORATED

 By:____________________               By:_____________________
       [Title]                               Robert M. Ripp